Exhibit 10.4

2014 FORM - GENERAL

THE COCA-COLA COMPANY

2008 STOCK OPTION PLAN

STOCK OPTION AGREEMENT

Account Number:

The Coca-Cola Company (“KO”) hereby grants to the optionee named below Options to purchase KO Common Stock at the option price per share set forth below, subject to the provisions of this Stock Option Agreement, including any country-specific provisions for the optionee’s country in the appendix attached hereto (the “Appendix,” together with the Stock Option Agreement, the “Agreement”) and The Coca-Cola Company 2008 Stock Option Plan (the “Plan”).

Optionee’s Name:

Number of Options Granted, each for One Share of KO Common Stock:

Option Price per Share:

Option Offer Date for Belgium:

Option Grant Date:

Option Expiration Date:

Vesting Schedule:

Capitalized terms not otherwise defined in this Agreement shall have the meaning provided in the Plan.  The Plan is incorporated into, and made a part of, this Agreement.

1.              When Options can be exercised.

(a)         General provisions.

(i)                                     No Option may be exercised until it has vested.

(ii)                                  No Option shall vest prior to the first anniversary of the grant date, except in the event of a Change in Control, death or Disability.

(iii)                               Except as is otherwise explicitly provided in this Agreement and the Plan, non-vested Options are forfeited immediately following termination of employment for any reason, and vested Options expire the earlier of: a) six months following termination of employment for any reason, and b) the Expiration Date noted in the Option.

(iv)                              The Plan describes the impact upon vesting and the expiration of Options on the following events:  death, Disability, Change in Control, various types of leaves of absence, termination of employment, change in KO’s investment in the optionee’s employer (the “Employer”) which results in the Employer no longer meeting the definition of a Related Company under the Plan, and transfer of employment to a Related Company.

(v)                                 Once an Option has vested, it may be exercised until it expires.  Unless otherwise provided in the Plan or in this Agreement, the Options expire on the Option expiration date noted above.

(vi)                              Notwithstanding any provision to the contrary in the Plan or in this Agreement, in the event of the optionee’s violation of Section 4 below, the Options will expire immediately at the time of such violation.

(b)         Specific provisions.  Except as otherwise provided in the Plan or in this Agreement, one fourth of the number of Options covered by this Agreement shall vest on each of the first, second, third and fourth anniversaries of the grant date.

2.              How to exercise the Options.   In order to exercise an Option, it must be vested and must not have expired, and the optionee must do the following:

(a)         Pay the option price.  The optionee must pay the option price. The optionee shall be informed of the acceptable form and method of payment at or before the time the optionee informs KO of his or her intention to exercise the Option.  The acceptable forms and methods of payment of the option price may include payment in cash, pursuant to a cashless exercise authorized by KO, or by delivery, through attestation, of shares of KO Common Stock owned by the optionee.  Not all forms and methods of payment are available in every country.  The value of any shares delivered to pay the option price shall be computed on the basis of the most recent reported market price at which a share of KO Common Stock shall have been sold prior to the time of processing the optionee’s election to deliver shares in payment of the option price, as reported on the New York Stock Exchange Composite Transactions listing.

(b)         Complete all paperwork.   The optionee must complete, sign and return any paperwork required by KO or by Merrill Lynch, Pierce, Fenner & Smith (“Merrill Lynch”), or such other agent as may administer the Option program on behalf of KO from time to time.

(c)          Pay applicable Tax-Related Items withholding.

Irrespective of any action taken by the Company or the Employer, the optionee hereby acknowledges and agrees that the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the optionee’s participation in the Plan and legally applicable to the optionee (“Tax-Related Items”), is and remains the responsibility of the optionee or the optionee’s estate or legal representative (as applicable) and may exceed the amount actually withheld by the Company or the Employer.  The optionee acknowledges and understands that the requirements with respect to the Tax-Related Items may change from time to time as applicable laws or interpretations change.

Prior to any relevant taxable or tax withholding event, as applicable, the optionee agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.  In this regard, the optionee authorizes the Company, the Employer, and their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items withholding obligations by one or a combination of the following:

•                  withholding from the optionee’s wages or other cash compensation paid to the optionee by the Company and/or the Employer, or any other payment of any kind otherwise due to the optionee by the Company and/or the Employer; or

•                  withholding from proceeds of the sale of shares of KO Common Stock acquired upon exercise of the Option, either through a voluntary sale or through a mandatory sale arranged by the Company.  In this regard, the optionee agrees that, should KO or any Related Company in its reasonable judgment determine that Tax-Related Items withholding is required upon exercise of the options, KO may instruct Merrill Lynch to withhold and/or sell shares of KO Common Stock acquired by the optionee upon exercise of his or her options, or

•                  If the optionee is a U.S. taxpayer, he or she may elect to satisfy federal, state and local income Tax-Related Items liabilities due by reason of the exercise by having shares of KO Common Stock withheld.  The value of withheld shares shall be computed as described in paragraph 2(a) above.

If the obligation for Tax-Related Items is satisfied by withholding in shares of KO Common Stock, for tax purposes, the optionee is deemed to have been issued the full number of shares subject to the Option, notwithstanding that a number of the shares are retained solely for the purpose of paying the Tax-Related Items.

In addition, the optionee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the optionee’s participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to issue or deliver the KO Common Stock or the proceeds of the sale of Shares, if the optionee fails to comply with the optionee’s obligations in connection with the Tax-Related Items.

The optionee further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the issuance of shares of KO Common Stock upon exercise, the subsequent sale of shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the optionee’s liability for Tax-Related Items or achieve any particular tax result.  Further, if the optionee is subject to tax in more than one jurisdiction, the optionee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.  For optionees who are International Service Associates, all Tax-Related Items remain the optionee’s responsibility, except as expressly provided in KO’s International Service Policy and/or tax equalization program.

(d)         Pay applicable fees.  The optionee agrees to pay to Merrill Lynch any costs associated with the sale of shares of KO Common Stock acquired upon exercise of the Options, whether such shares are sold to pay the option price, to satisfy Tax-Related Items or for other reasons.

(e)          Right of set-off.  By accepting this Agreement, the optionee agrees that, should KO or any Related Company in its reasonable judgment determine that optionee owes KO, any Related Company or any affiliate any amount due to any loan, note, obligation or indebtedness, including but not limited to amounts owed to KO pursuant to KO’s tax equalization program or KO’s policies with respect to travel and business expenses, and if the optionee has not satisfied such obligation(s), then KO may instruct Merrill Lynch to withhold and/or sell shares of KO Common Stock acquired by the optionee upon exercise of his or her Options, or KO may deduct funds equal to the amount of such obligation from the optionee’s salary or other funds due to the optionee from KO.

(f)           Comply with additional restrictions.  The optionee agrees that the Compensation Committee of the Board of Directors of KO (the “Committee”), or its designee, may, in the exercise of its sole and absolute discretion at or before the time the optionee informs KO of his or her intention to exercise the Option, establish any additional conditions or restrictions with respect to the exercise of the Option, including, but not limited to, restrictions on the acceptable form or method of payment of the option price and restrictions for failing to promptly submit to KO, any Related Company or any affiliate thereof, a tax organizer, or such other tax-related documents reasonably requested by KO or, if different, the Employer, pursuant to KO’s tax equalization program (if optionee is a participant in such program).  The optionee shall be informed of such restrictions.  The optionee agrees to comply with any such additional conditions or restrictions.

3.              Non-qualified Option under U.S. Tax Laws.  The Options are not intended to be, and shall not be treated as, incentive stock options, as defined in Section 422 of the U.S. Internal Revenue Code of 1986, as amended.

4.              Options are not transferable.   The optionee may not transfer the Options; provided that upon the optionee’s death the Options may be transferred by will or by the laws of descent and distribution.  During the lifetime of the optionee, the Options shall be exercisable only by the optionee personally or, in the event of the optionee’s Disability if a legal representative has been appointed to act on behalf of the optionee, then by the optionee’s legal representative.

5.              Forfeiture of Options and Option gain.   In the event optionee shall engage in a “Prohibited Activity” (as defined on Schedule A hereto), at any time during the term of the Options, or within one year after termination of optionee’s employment from KO, the Employer or any other Related Company, or within one year after exercise of all or any portion of the Options, whichever occurs latest, this Option shall be rescinded and, if applicable, any gain associated with any exercise of this Option shall be forfeited and repaid to KO.  Accordingly, if the optionee engages in a Prohibited Activity, then:

(a)         as of the date that the optionee participates in such Prohibited Activity, all unexercised portions of this  Option immediately and automatically shall terminate, be forfeited, and shall cease to be exercisable (unless such Option has been terminated sooner by operation of another term or condition of the Plan or this Agreement); and

(b)         within ten days after receiving from KO written notice of the termination of this Option, the optionee shall pay to KO any and all gains associated with the exercise of all or any portion of this Option, plus interest calculated from the time of such notice through the date of repayment to KO.  The gain associated with the exercise of any portion of this Option shall be the closing price per share on the date of the exercise thereof, as reported on the New York Stock Exchange Composite Transactions listing, less the option price per share shown above, multiplied by the number of Options exercised.  Interest shall be calculated using the weighted prime rate at SunTrust Bank, Atlanta.

Optionee may be released from the effects of this Section 5 if the Committee determines in its sole discretion that such action is in the best interest of KO and its stockholders.

Optionee expressly acknowledges and affirms that the foregoing provisions of this Section 5 are material and important terms of this Agreement, and optionee expressly agrees that if all or any part or application of the foregoing provisions of this Section 5 are held or determined to be invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between optionee and KO, KO shall be entitled to receive from optionee, in exchange for the exercise price per share shown above, all shares of KO Common Stock acquired by optionee upon exercise of any portion of the Option and held by optionee.  If optionee has sold, transferred or otherwise disposed of any shares of KO Common Stock acquired by optionee upon exercise of any portion of the Option, KO shall be entitled to receive from optionee the gain associated with such sale, transfer or disposal, plus interest calculated through the date of payment to KO.  The gain associated with the sale, transfer or other disposal of any share of KO Common Stock acquired by optionee upon exercise of any portion of the Option shall be the closing price per share on the date of such sale, transfer or disposal, as reported on the New York Stock Exchange Composite Transactions listing, less the option price per share shown above, multiplied by the number of shares of KO Common Stock sold, transferred or disposed of.  Interest shall be calculated using the weighted prime rate at SunTrust Bank, Atlanta.

6.              Stock ownership guidelines and agreement to retain net shares.  If the optionee is subject to KO’s stock ownership guidelines, the optionee expressly agrees as a condition of this grant that if optionee has not met the applicable stock ownership guidelines within the time prescribed therein, optionee will not sell the number of shares of KO Common Stock obtained upon exercise of the Options (after paying the Tax-Related Items and the option price, if applicable) until the optionee has satisfied the optionee’s share ownership guidelines and then only shares in excess of those guidelines.  Nothing in this paragraph shall be construed to limit the optionee’s ability to execute a cashless exercise.

7.              Notices.  Each notice relating to the Option or its exercise shall be in writing.  Requests and other notices regarding the exercise of Options shall be delivered (whether by overnight delivery or by mail) as follows:

Merrill Lynch, Pierce, Fenner & Smith at Merrill Lynch Group Employee Services

Attention:  The Coca-Cola Company Stock Option Plan Unit

1400 Merrill Lynch Drive

Mail Stop 04-BS-PRO

Pennington, New Jersey 08534, USA

All notices to KO shall be addressed as follows:           Director, Executive Compensation

The Coca-Cola Company

One Coca-Cola Plaza

Atlanta, Georgia 30313, USA

All notices to the optionee shall be addressed to the principal address of the optionee on file with KO, the Employer and/or Merrill Lynch.  Either KO or the optionee may designate a different address by written notice to the other.  Written notice to these addresses shall be effective to bind KO, the optionee and the optionee’s successors and assigns.

8.              Administrative matters.   The optionee hereby agrees that the Committee may, subject to the provisions of the Plan, establish such rules and regulations as it deems necessary or advisable for the proper administration of the Plan, and may make determinations and may take such other action in connection with or in relation to the Plan as it deems necessary or advisable. Each determination or other action made or taken pursuant to the Plan, including interpretation of the Plan and the specific conditions and provisions of this Agreement and the Options, shall be final and conclusive for all purposes and upon all persons including, but without limitation, KO, the Related Companies, the Committee, the KO Board of Directors, officers and the affected employees of KO, and the optionees and their respective successors in interest.

When the issuance or transfer of KO Common Stock pursuant to the exercise of an Option may, in the opinion of KO, conflict or be inconsistent with any applicable law or regulation of any governmental agency having jurisdiction, KO reserves the right to refuse to issue or transfer that KO Common Stock.

9.              Data Privacy.  The optionee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the optionee’s personal data as described in this Agreement and any other Option grant materials by and among, as applicable, the Employer, the Company and its other Related Companies for the exclusive purpose of implementing, administering and managing the optionee’s participation in the Plan.

The optionee understands that the Company and the Employer may hold certain personal information about the optionee, including, but not limited to, the optionee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the optionee’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.  Certain Data may also constitute “sensitive personal data” within the meaning of applicable local law.  Such Data includes, but is not limited to, the information provided above and any changes thereto and other appropriate personal and financial data about the optionee.

The optionee hereby provides explicit consent to KO the Employer and any other Related Company to process any such Data.  The optionee understands that Data will be transferred to Merrill Lynch or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan.  The optionee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than the optionee’s country.  The optionee understands that if the optionee resides outside the United States, the optionee may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative.  The optionee authorizes the Company, Merrill Lynch and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing the optionee’s participation in the Plan.  The optionee understands that Data will be held only as long as is necessary to implement, administer and manage the optionee’s participation in the Plan.  The optionee understands that if the optionee resides outside the United States, the optionee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative.  Further, the optionee understands that the optionee is providing the consents herein on a purely voluntary basis.  If the optionee does not consent, or if the optionee later seeks to revoke his or her consent, the optionee’s employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing his or her consent is that the Company would not be able to grant optionee Options or other equity awards or administer or maintain such awards.  Therefore, the optionee understands that refusing or withdrawing his or her consent may affect the optionee’s ability to participate in the Plan.  For more information on the consequences of his or her refusal to consent or withdrawal of consent, the optionee understands that the he or she may contact the local human resources representative.

10.       Nature of Grant.  In accepting the Options, the optionee acknowledges, understands and agrees that:

(a)         the Plan is discretionary in nature, and KO can amend, modify, suspend, cancel or terminate it at any time, to the extent permitted under the Plan;

(b)         the grant of Options under the Plan is voluntary and occasional and does not create any contractual or other right to receive future grants of any Options, or benefits in lieu of any Options, even if Options have been granted repeatedly in the past;

(c)          all determinations with respect to any future awards, including, but not limited to, the times when Options shall be granted, the option price, and the time or times when each right shall be exercisable, will be at the sole discretion of the Committee;

(d)         participation in the Plan is voluntary;

(e)          the Option and any shares of KO Common Stock acquired under the Plan are not intended to replace any pension rights or compensation;

(f)           the future value of the shares of KO Common Stock underlying the Option is unknown, indeterminable and cannot be predicted with certainty;

(g)          if the underlying shares of KO Common Stock do not increase in value, the Option will have no value;

(h)         if the optionee exercises the Option and acquires shares of Common Stock, the value of such shares of KO Common Stock may increase or decrease in value, even below the option price;

(i)             the Options and any shares of KO Common Stock acquired under the Plan and any income derived therefrom are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any termination, severance, resignation, redundancy, dismissal, end of service payments, bonuses, long-service awards, life or accident insurance benefits, pension or retirement or welfare benefits or similar payments;

(j)            for purposes of the Option, the optionee’s employment or service relationship will be considered terminated as of the date the optionee is no longer actively providing services to the Company or one of the Related Companies (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the optionee is employed or the terms of the optionee’s employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, (i) the optionee’s right to vest in the Option under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the optionee’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the optionee is employed or the terms of the optionee’s employment agreement, if any); and (ii) the period (if any) during which the optionee may exercise the Option after such termination of the optionee’s employment or service relationship will commence on the date the optionee ceases to actively provide services and will not be extended by any notice period mandated under employment laws in the jurisdiction where the optionee is employed or terms of the optionee’s employment agreement, if any; the Committee shall have the exclusive discretion to determine when the optionee is no longer actively providing services for purposes of the optionee’s Option grant (including whether the optionee may still be considered to be providing services while on a leave of absence);

(k)         no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from the termination of the optionee’s employment or other service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the optionee is employed or the terms of the optionee’s employment agreement, if any), and in consideration of the grant of the Option to which the optionee is otherwise not entitled, the optionee irrevocably agrees never to institute any claim against the Company, the Employer or any other Related Company; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the optionee shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(l)             the Option grant and the optionee’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer or any other Related Company, and shall not interfere with the ability of the Company, the Employer or any other Related Company, as applicable, to terminate the optionee’s employment or service relationship (if any); and

(m)     if the optionee is providing services outside the United States, the optionee acknowledges and agrees that neither the Company, the Employer nor any other Related Company shall be liable for any foreign exchange rate fluctuation between the optionee’s local currency and the United States Dollar that may affect the value of the Option or of any amounts due to me pursuant to the exercise of the Option or the subsequent sale of any shares of KO Common Stock acquired upon exercise.

11.   Entire Agreement Severability.  The Plan and this Agreement set forth the entire understanding between the optionee, the Employer, the Company, and any other Related Company regarding the acquisition of the shares of KO Common Stock and supersedes all prior oral and written agreements pertaining to this Award.  If all or any part or application of the provisions of this Agreement are held or determined to be invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between optionee and KO, each and all of the other provisions of this Agreement shall remain in full force and effect.

12.       Governing Law and Venue.  The Option grant and this Agreement has been made in and shall be governed by, construed under and in accordance with  the laws of the State of Delaware, United States of America, without regard to the conflict of law provisions, as provided in the Plan.

Any and all disputes relating to, concerning or arising from this Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by the Options or this Agreement, shall be brought and heard exclusively in the United States District Court for the District of New Delaware or the Delaware Superior Court, New Castle County. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.]

13.       Electronic Delivery and Acceptance.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  The optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

14.       Appendix.  Notwithstanding any provisions in this Agreement, the Option grant shall be subject to any special terms and conditions set forth in any Addendum to this Agreement for the optionee’s country.  Moreover, if the optionee relocates to one of the countries included in the Addendum, the special terms and conditions for such country will apply to the optionee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.  The Addendum constitutes part of this Agreement.

15.       Imposition of Other Requirements.  The Company reserves the right to impose other requirements on the optionee’s participation in the Plan, on the Option and on any shares of KO Common Stock purchased upon exercise of the Option, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the optionee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

THE COCA-COLA COMPANY
By: The Committee

Authorized Signature

Using the Merrill Lynch voice response system or other available means, the optionee must accept the above Options to purchase shares of KO Common Stock in accordance with and subject to the terms and conditions of this Agreement and the Plan, acknowledge that he or she has read this Agreement and the Plan, and agree to be bound by this Agreement, the Plan and the actions of the Committee.  If he or she does not do so prior to [insert date of acceptance deadline], then KO may declare the Option grant null and void at any time. Also, in the unfortunate event that death occurs before this Agreement has been accepted, this Option grant will be voided, which means the Options will terminate automatically and cannot be transferred to the optionee’s heirs pursuant to the optionee’s will or the laws of descent and distribution.

Schedule A

Prohibited Activities

For purposes of this Agreement, the term “Prohibited Activity” shall include any and all of the following:

(a)               Non-Disparagement — making any statement, written or verbal, in any forum or media, or taking any action in disparagement of KO, the Employer and/or any other Related Company thereof, including but not limited to negative references to KO or its products, services, corporate policies, or current or former officers or employees, customers, suppliers, or business partners or associates;

(b)               No Publicity — publishing any opinion, fact, or material, delivering any lecture or address, participating in the making of any film, radio broadcast or television transmission, or communicating with any representative of the media relating to confidential matters regarding the business or affairs of KO, the Employer and/or any other Related Company which optionee was involved with during optionee’s employment;

(c)                Non-Disclosure of Trade Secrets — failure to hold in confidence all Trade Secrets of KO that came into optionee’s knowledge during optionee’s employment by KO, the Employer or any other Related Company, or disclosing, publishing, or making use of at any time such Trade Secrets, where the term “Trade Secret” means any technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy;

(d)               Non-Disclosure of Confidential Information — failure to hold in confidence all Confidential Information of KO, the Employer and/or any other Related Company that came into optionee’s knowledge during optionee’s employment by KO, the Employer or any other Related Company, or disclosing, publishing, or making use of such Confidential Information, where the term “Confidential Information” means any data or information, other than Trade Secrets, that is valuable to KO and not generally known to the public or to competitors of KO;

(e)                Return of Materials — failure of optionee, in the event of optionee’s termination of employment for any reason, promptly to deliver to KO all memoranda, notes, records, manuals or other documents, including all copies of such materials and all documentation prepared or produced in connection therewith, containing Trade Secrets or Confidential Information regarding KO’s business, whether made or compiled by optionee or furnished to optionee by virtue of optionee’s employment with KO, the Employer or any other Related Company, or failure promptly to deliver to KO all vehicles, computers, credit cards, telephones, handheld electronic devices, office equipment, and other property furnished to optionee by virtue of optionee’s employment with KO, the Employer or any other Related Company;

(f)                 Non-Compete — rendering services for any organization which, or engaging directly or indirectly in any business which, in the sole judgment of the Committee or the Chief Executive Officer of KO or any senior officer designated by the Committee, is or becomes competitive with KO;

(g)                Non-Solicitation —soliciting or attempting to solicit for employment for or on behalf of any corporation, partnership, or other business entity any employee of the Company or a Related Company with whom optionee had professional interaction during the last twelve months of optionee’s employment with KO or the Related Company; or

(h)               Violation of KO Policies — violating any written policies of KO or the Employer applicable to optionee, including without limitation, KO’s insider trading policy.

Nothing in this Agreement is intended to or shall be interpreted as diminishing or otherwise limiting KO’s right under applicable state or local law or any prior agreement I have signed or made with KO regarding trade secrets, confidential information, or intellectual property.

APPENDIX TO

THE COCA-COLA COMPANY

2008 STOCK OPTION PLAN

STOCK OPTION AGREEMENT

Terms and Conditions

This Appendix includes additional terms and conditions that govern the Options granted to the optionee under the Plan if the optionee works in one of the countries listed below.  If the optionee is a citizen or resident of a country other than the one in which the optionee is currently working, is considered a resident of another country for local law purposes or if the optionee transfers employment and/or residency between countries after the grant date, KO will, in its discretion, determine the extent to which the terms and conditions herein will be applicable to the optionee.

Certain capitalized terms used but not defined in this Appendix have the same meanings set forth in the Plan and/or the Agreement, as applicable.

Notifications

This Appendix also includes information regarding securities, exchange control and certain other tax or legal issues of which the optionee should be aware with respect to the optionee’s participation in the Plan.  The information is based on the securities, exchange control and other laws in effect in the respective countries as of February 2014.  Such laws are often complex and change frequently.  As a result, KO strongly recommends that the optionee not rely on the information in this Appendix as the only source of information relating to the consequences of the optionee’s participation in the Plan because the information may be out of date at the time that the Options vest, the optionee exercises the Options or sells shares of KO Common Stock acquired under the Plan.

Depending on the optionee’s country, the optionee may be subject to exchange control rules which may affect the optionee’s ability to acquire or sell shares of KO Common Stock or rights to shares of KO Common Stock (e.g., Options), and/or transfer any cash proceeds related to such shares of KO Common Stock or rights under the Plan.  For instance, the optionee may be required to obtain approval from the relevant exchange control authority and/or repatriate any cash proceeds in connection with any aspect of his or her participation in the Plan.  The optionee may also be subject to foreign asset/account reporting obligations in connection with the Options, shares of KO Common Stock and/or related cash proceeds, as well as any bank and/or brokerage accounts abroad where the shares of KO Common Stock and/or related cash proceeds may be deposited and held.  The optionee acknowledges that it is solely his or her responsibility to comply with any applicable exchange control and/or foreign asset/account reporting requirements, and the optionee is advised to consult his or her personal advisor to ensure compliance with such requirements as they may apply to the optionee.

In addition, the information contained herein is general in nature and may not apply to the optionee’s particular situation and KO is not in a position to assure the optionee of a particular result.  Accordingly, the optionee is advised to seek appropriate professional advice as to how the relevant laws in the optionee’s country may apply to his or her situation.

Finally, if the optionee is a citizen or resident of a country other than the one in which the optionee is currently working, is considered a resident of another country for local law purposes or if the optionee transfers employment and/or residency between countries after the grant date, the information contained herein may not be applicable to the optionee in the same manner.

BELGIUM

Terms and Conditions

Offer Document and Undertaking

The Option must be accepted in writing either (i) within 60 days of the offer (for tax at offer), or (ii) after 60 days of the offer (for tax at exercise).  The optionee must complete a separate offer letter, acceptance/rejection form and undertaking, which are attached hereto.  The optionee should consult a personal tax advisor with respect to completing the additional forms.

Notifications

Tax Information

This section is intended to advise optionees of potential tax impacts of certain actions or inactions under Belgian law.  This section is applicable to any optionee who is subject to income tax in Belgium, including residents.  Optionees are urged to consult their personal tax advisers when considering all matters regarding the Option grant set forth in the Agreement.

Options accepted within 60 days following the offer date

At grant:  Stock Options that are accepted in writing within 60 days following the offer date are taxable on the date of grant. (Grant date is deemed to be the 60th day following the date of offer.) The taxable benefit is calculated as a percentage of the closing market price on the last trading day preceding the date of offer, plus any excess of the closing market price over the option price.  Optionee acknowledges that these taxes are required to be paid even if the Options are later forfeited for any reason, including without limitation termination of employment, and/or the optionee is not actually able to realize value from the Options. The tax paid may not be refunded by the Belgian revenue agency.

At exercise:  No Belgian tax consequences, unless the optionee breaks his or her undertaking to hold and not exercise the Options before the end of the third calendar year following the calendar year in which the offer was made.

At sale:  In principle, no Belgian tax consequences.  The company will report details of stock Option benefits —both at the time of grant and possibly at the time of exercise if the Options are exercised before the expiration of the committed holding period.  Tax is due and payable with the optionee’s individual income tax return for the year of grant and possibly in the year of exercise.

Options accepted after the 60th day following the offer date

At grant: In principle, under current guidance from the Belgian tax authorities, no Belgian tax consequences.

At exercise: According to current guidance from the Belgian Minister of Finance, Options that are accepted in writing after the 60th day following the offer date are not subject to taxation at grant, but to taxation at exercise. The taxable benefit is the difference between the actual value of the shares of KO Common Stock at exercise less the Option price paid.  The company will report details of stock Option benefits at exercise to the Belgian tax authorities through the annual salary statement for the year in which the Options are exercised.  Belgian income tax is due and payable upon receipt of the notice of assessment, with the optionee’s individual tax return for the income year of exercise.

At sale: In principle, no Belgian tax consequences.  KO and its Related Companies make no guarantee of any tax consequences to the optionee, as laws and guidance may change.  In the case of any such changes, the optionee will accept the possibility of corresponding changes in KO’s obligation in respect of reporting and withholding.

Declining Options

If the optionee declines the Options, no tax will be owed at any time, but the Options will be declared null and void.

Special note for international service associates

Individuals resident in Belgium who are on international assignment under a KO or Related Company program (e.g., ISAs or ESAs) are requested to accept the Options after 60 days of the date of offer.  Should an international assignee accept the Options prior to 60 days from the date of offer, any taxes due on the grant of the Options shall be the international assignee’s personal responsibility and shall not be covered by the tax equalization policy.

CHINA

Terms and Conditions

The following provisions govern the optionee’s participation in the Plan if the optionee is a national of the People’s Republic of China resident and working in mainland China:

For the purposes of vesting and exercise period, the treatment of the Options when an optionee terminates employment after attaining age 60 and completing 10 Years of Service as described in the Plan also shall apply to terminations of employment after attaining age 55 and completing 10 Years of Service.

Exchange Control Requirements

To comply with local exchange control requirements and allow the Plan to continue in operation, as a condition of participation, the optionee must execute the Power of Attorney below and agree to certain special terms and conditions as set forth below.  Any and all Options granted to the optionee (including any and all outstanding Options previously granted, any shares of KO Common Stock issued to the optionee in respect thereof, as well as current and future grants of Options issued to the optionee hereafter) are subject to local exchange control requirements, including the following special terms and conditions:

(i)                   Notwithstanding any terms or conditions of the Plan and the Agreement to the contrary, the optionee will be restricted to the cashless sell-all method of exercise with respect to his or her Options.  To complete a cashless sell-all exercise, the optionee understands that he or she should instruct the broker to: (i) sell all of the shares of KO Common Stock issued upon exercise; (ii) use the proceeds to pay the option price, any applicable Tax-Related Items and brokerage fees or commissions; and (iii) remit the balance in cash to the optionee.  The optionee acknowledges that KO’s designated broker is under no obligation to arrange for the sale of the shares of KO Common Stock at any particular price.  In the event of changes in regulatory requirements, KO reserves the right to eliminate the cashless sell-all method of exercise requirement and, in its sole discretion, to permit cash exercise or cashless sell-to-cover exercise.

(ii)                Notwithstanding any terms or conditions of the Plan and the Agreement to the contrary, the optionee understands and agrees that upon termination of employment for any reason whatsoever, the optionee (or, in the event of death, the optionee’s legal representative) will be permitted to exercise any unexercised Options for the shorter of the post-termination exercise period (if any) set forth in the Agreement and six (6) months of the termination of employment, or within any other such time frame as may be required or permitted by the State Administration of Foreign Exchange (“SAFE”), Shanghai branch but in any event no later than the Option expiration date.  Any unexercised portion of the Option shall immediately expire after this time.  Further, KO shall have the exclusive discretion to determine when the optionee is no longer actively providing service for purposes of the Options;

(ii)                The optionee must repatriate the cash proceeds from the sale of the shares of KO Common Stock issued upon the exercise of the Options to China.  Such repatriation of the cash proceeds may need to be effectuated through a special exchange control account established by KO, the Employer or another Related Company in China, and any proceeds from the cashless sell-all exercise of Options may be transferred to such special account prior to being delivered to the optionee (less any Tax-Related Items and any brokerage fees or commissions);

(iv)            KO will deliver the proceeds of the cashless sell-all exercise of Options sale of shares of KO Common Stock (less any Tax Related Items and any brokerage fees or commissions) to the optionee as soon as possible, but there may be delays in distributing the funds to the optionee due to exchange control requirements in China.  Proceeds may be paid to the optionee in U.S. dollars or local currency at KO’s discretion.  If the proceeds are paid to the optionee in U.S. dollars, the optionee will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account.  If the proceeds are paid to the optionee in local currency, KO is under no obligation to secure any particular exchange conversion rate and KO may face delays in converting the proceeds to local currency due to exchange control restrictions.  The optionee acknowledges and agrees that he or she bears the risk of any currency conversion rate fluctuation during that time.

(v)               The optionee further agrees to comply with any other requirements that may be imposed by KO in the future in order to facilitate compliance with exchange control requirements in China.

Power of Attorney

The optionee is a PRC national employee working for KO, the Employer or a Related Company in China and, by electing to participate in the Plan and accepting the Agreement (including this Appendix), does hereby appoint as attorney-in-fact, KO, through its duly appointed representative, as the optionee’s true and lawful representative, with full power and authority to do the following:

(i)                  To direct, instruct, authorize and prepare and execute any document necessary to have Merrill Lynch (or any successor broker designated by KO) sell on the optionee’s behalf all of the shares of KO Common Stock the optionee receives through the exercise of any Options through a cashless sell-all exercise;

(iv)            To direct, instruct, authorize and prepare and execute any document necessary to have Merrill Lynch (or any successor broker designated by KO) repatriate the proceeds of the sale of the optionee’s shares of KO Common Stock through a special exchange control account in China established by KO, the Employer or any other Related Company in China;

(v)                To direct, instruct, authorize and prepare and execute any document necessary to have KO and/or Merrill Lynch (or any successor broker designated by KO) use the optionee’s bank and/or brokerage account information and any other information as required to effectuate the sale of shares of KO Common Stock and the repatriation and delivery of the cash proceeds from such sale;

(vi)            To take any additional action that may be necessary or appropriate for implementation of the Plan with SAFE or any other competent PRC authority, including but not limited to the transfer of funds through a special exchange control account in China; and

(vii)        To constitute and appoint, in the optionee’s place and stead, and as the optionee’s substitute, one representative or more, with power of revocation.

The optionee hereby ratifies and confirms as his or her own act and deed all that such representative may do or cause to be done by virtue of this instrument.

DENMARK

Terms and Conditions

Termination of Employment

The following provisions govern the optionee’s participation in the Plan if the optionee is subject to Danish law at the time of termination of employment:

In the event of involuntary termination of employment from Denmark only (as defined by local Danish law), any Option that has not vested as of the effective date of the optionee’s involuntary termination of employment will become immediately vested.  However, such Options may not be exercised until the date on which such Option would have become vested had the optionee continued employment.

Danish Stock Option Act

By accepting the Option, the optionee acknowledges that he or she has received a Danish translation of an Employer Statement, which is being provided to comply with the Danish Stock Option Act.

FRANCE

Terms and Conditions

Option Intended to be Tax-Qualified

The Option is granted under the Sections L. 225-177 to L. 225-186-1 of the French Commercial Code, as amended (“French-qualified Options”).  The French-qualified Option exercise price per Share will be no less than the minimum amount required under French law.  The Company does not undertake to continue to maintain the qualified status of this French-qualified Option.  The optionee understands and agrees that he or she will be responsible for paying personal income tax and the optionee’s portion of social security contributions resulting from the exercise of this Option in the event this Option loses its qualified status and the optionee will not be entitled to any damages if the Option no longer qualifies as French-qualified Option.

The French qualified Option will expire on the earlier of: (a) six months after the date of the optionee’s death and (b) the Option Expiration Date noted above.  If the optionee’s employment is terminated because of death, the unvested portion of optionee’s French-qualified Option will immediately vest and become exercisable by the optionee’s estate or heirs on the termination date for a period of six months following the optionee’s death.  If the optionee’s heirs do not exercise the French-qualified Option within six months of the optionee’s death, the French-qualified Option will be forfeited and the optionee’s heirs will not be able to exercise the French-qualified Option.

Language Consent

By accepting the French-qualified Option, the optionee confirms having read and understood the documents relating to this grant (the Plan and the Agreement) which were provided in English language.  The optionee accepts the terms of those documents accordingly.

En acceptant l’Option, le Titulare de l’Option confirme ainsi avoir lu et compris les documents relatifs à cette Option (le Plan et ce Contrat) qui ont été communiqués en langue anglaise.  Le Titulare de l’Option accepte les termes en connaissance de cause.

SPAIN

Terms and Conditions

Labor Law Acknowledgment

The following provision supplements Section 10 of the Agreement:

In accepting the Option, the optionee consents to participate in the Plan and acknowledges that he or she has received a copy of the Plan.

The optionee understands and agrees that KO has unilaterally, gratuitously and discretionally decided to grant the Option under the Plan to individuals who may be employees of KO and any Related Companies throughout the world.  The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind KO or any Related Companies.  Consequently, the optionee understands that the Option is granted on the assumption and condition that the Option and any shares of KO Common Stock issued upon exercise of the Option are not part of any employment contract (either with KO or any Related Companies) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever.  In addition, the optionee understands that the Option would not be granted to the optionee but for the assumptions and conditions referred to herein; thus, the optionee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of the Option and any right to the Option shall be null and void.

Further, the vesting of the Option is expressly conditioned on the optionee’s continued employment, such that upon termination of employment, the Option may cease vesting immediately, effective on the date of the optionee’s termination of employment (unless otherwise specifically provided in the Agreement and/or the Plan).  In particular, the optionee understands and agrees that any non-vested Options as of the date the optionee is no longer actively employed or in service (unless otherwise specifically provided in the Agreement and/or the Plan) will be forfeited without entitlement to the underlying shares of KO Common Stock or to any amount of indemnification in the event of termination of the optionee’s employment by reason of, but not limited to, resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective dismissal adjudged or recognized to be without cause, individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer and under Article 10.3 of the Royal Decree 1382/1985.